SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                             INFORMATION REQUIRED IN
                                 PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the  registrant  [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               HERMAN MILLER, INC.
                (Name of registrant as specified in its charter)

    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies:________
     (2) Aggregate number of securities to which transaction applies:___________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________________________________
     (4) Proposed maximum aggregate value of transaction:_______________________
     (5) Total fee Paid:________________________________________________________
[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:________________________________________________
     (2) Form, schedule, or registration statement no.:_________________________
     (3) Filing party:__________________________________________________________
     (4) Date filed:____________________________________________________________

Preliminary Proxy Materials: Dated_________, 1998

                                     [LOGO]

                                      1998


                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                               and PROXY STATEMENT


August ______, 1998



Dear Shareholder:

Herman Miller, Inc.'s fiscal year ended May 30, 1998. Enclosed you will find this year's Annual Report and a proxy card to vote your shares. Also, let us know if you expect to attend the annual Shareholders Meeting scheduled for September 29, 1998, by mailing a reservation card or by contacting Robbie Kroll at 616-654-3305.

The Shareholders' Meeting will take place at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan. (A map is enclosed.) Chairman of the Board David Nelson will convene the business meeting promptly at 4 p.m. EDT. Please allow time for parking and registration. After the business meeting, we will serve hors d'oeuvres and light refreshments to all who indicate on the reservation card that they will be staying.

The Annual Report discusses our performance for fiscal 1998 and presents some of the reasons behind a great year at Herman Miller. If you have any questions for us or for other senior managers, please write them on the enclosed card and return it to us. If there isn't time at the meeting to answer all the questions we receive, one of us or a member of our team will mail you a response. We will also take questions during the meeting.

During the business meeting we will elect five directors to the Board of Directors, take action on four proposals, and transact any other business as may come before the meeting.

We hope to see you there.

Sincerely,



Michael A. Volkema                            David L. Nelson
President and Chief Executive Officer         Chairman of the Board of Directors



                             YOUR VOTE IS IMPORTANT.
                           PLEASE COMPLETE, SIGN, DATE
                         AND PROMPTLY RETURN YOUR PROXY
                          CARD IN THE ENCLOSED ENVELOPE
                                     NOTICE OF

                         ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of the shareholders of Herman Miller, Inc. (the "Company"), will be held at the Zeeland High School Performing Arts Center, 3333
- 96th Avenue, Zeeland, Michigan, on Tuesday, the 29th of September, 1998, at 4 p.m. (E.D.T.) for the following purposes:

     1. To elect five directors, four each for a term of three years, and one director for a term of two years.

     2.   To consider and vote upon a proposal to amend the  Company's  Articles
          of  Incorporation  to  increase  the  authorized   Common  Stock  from
          120,000,000 shares to 240,000,000 shares, $.20 par value.

     3. To consider and vote upon a proposal to amend the Company's Long-Term Incentive Plan.

     4. To consider and vote upon a proposal to approve and adopt the Company's Incentive Cash Bonus Plan.

     5. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending May 29, 1999.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on August 3, 1998, will be entitled to vote at the meeting.

     Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.



By order of the Board of Directors
James N. DeBoer, Jr., Secretary of the Board
August _____, 1998

PRELIMINARY PROXY STATEMENT DATED ___________, 1998


                               HERMAN MILLER, INC.

                              855 East Main Avenue
                                  P.O. Box 302
                          Zeeland, Michigan 49464-0302

                    PROXY STATEMENT DATED AUGUST _____, 1998

     This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, September 29, 1998, at 4 p.m. (E.D.T.) at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan.

                             SOLICITATION OF PROXIES

     Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for such purpose.

     If the proxy card is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for each of the proposals described in this Proxy Statement.

     A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

                              ELECTION OF DIRECTORS

     The Board of Directors has nominated Dorothy A. Terrell, Dr. E. David Crockett, Michael A. Volkema, and C. William Pollard for election as directors, each to serve until the 2001 annual meeting. The Board of Directors has nominated David L. Nelson for election as a director for a two-year term to expire at the 2000 annual meeting. Each of the nominees previously has been elected as a director by the Company's shareholders.

     The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. Accordingly, the four persons who receive the largest number of votes cast at the meeting for the three-year terms, and the one person who receives the largest number of votes cast at the meeting for the two-year term, will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

                  PROPOSED INCREASE IN AUTHORIZED COMMON STOCK

     The Company's  Board of Directors has proposed that the first  paragraph of
Article III of the Company's Articles of Incorporation (the "Articles") be amended to read as follows:

        The total number of shares of all classes of stock which the Corporation shall have the authority to issue is two hundred fifty million (250,000,000) shares, of which two hundred forty million (240,000,000) shares shall be Common Stock of the par value of $.20 per share and ten million shares (10,000,000) shares shall be series preferred stock, without par value.

     This amendment will increase the Company's authorized Common Stock from 120,000,000 shares to 240,000,000 shares of Common Stock, $.20 par value. The purpose of the amendment is to provide additional shares of Common Stock for future issuance. As of August 3, 1998, there were _____ shares of Common Stock issued and outstanding and _____ shares of Common Stock reserved for issuance under the Company's stock compensation plans and Employee Stock Purchase Plan. As a result, as of August ____, 1998, only ________ shares of Common Stock remain available for future issuance. The Company has no series preferred stock issued or outstanding. This proposed amendment will not affect those shares.

     The Board of Directors believes it desirable to increase the authorized number of shares of Common Stock in order to provide the Company with adequate flexibility in corporate planning and strategies. The availability of additional Common Stock for issuance could be used for a number of purposes, including corporate financing, future acquisitions, stock dividends, stock options, and other stock-based compensation. There are currently no agreements or understandings regarding the issuance of any of the additional shares of Common Stock that would be available if this proposal is approved. Such additional authorized shares may be issued for such purposes and for such consideration as the Board of Directors may determine without further shareholder approval, unless such action is required by applicable law or the rules of the Nasdaq stock market or any stock exchange on which the Company's securities may be listed.

     The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, and, to the extent issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Ownership of shares of the Company's Common Stock confers no preemptive rights.

     The increase in the authorized but unissued shares of Common Stock which would result from adoption of the proposed amendment could have a potential anti-takeover effect with respect to the Company, although management is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such a purpose. The potential anti-takeover effect of the proposed amendment arises because it would enable the Company to issue additional shares of Common Stock up to the total authorized number with the effect that the shareholdings and related voting rights of then existing shareholders would be diluted to an extent proportionate to the number of additional shares issued.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required for approval of the proposed amendment. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote FOR the amendment.

     The Board of Directors recommends a vote "FOR" the approval of the proposed amendment to the Company's Articles of Incorporation to increase the number of shares of authorized Common Stock.

                       PROPOSED AMENDMENT TO THE COMPANY'S
                          1994 LONG-TERM INCENTIVE PLAN

     In 1994, the Board of Directors adopted, and the shareholders approved, the Herman Miller, Inc. Long-Term Incentive Plan (the "Plan"). The Plan provides for the grant of a variety of equity-based Awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the "Code"), reload options, stock appreciation rights, restricted stock, performance shares, and other stock based Awards. As of August 3, 1998, ____ shares of Common Stock were available for the grant of future Awards under the Plan; all of the Plan's shares have been either issued or are subject to outstanding Awards.

     The Plan is intended to promote the long-term success of the Company for the benefit of its shareholders through stock-based compensation, by aligning the personal interests of the Company's key employees with those of its shareholders. The Plan is designed to allow selected key employees of the Company and certain of its subsidiaries to participate financially in the Company's future, as well as to enable the Company to attract, retain, and reward such employees.

     The Board of Directors has approved amendments to the Plan, subject to shareholder approval, to (i) make an additional 5,000,000 shares available for issuance under the Plan, (ii) increase the limitation on individual Plan Awards from 10 percent of Plan shares to 15 percent; and (iii) authorize the Plan to use shares reacquired by the Company in the open market or otherwise for future Plan Awards, provided that the aggregate price of the shares repurchased may not exceed the total cash proceeds received by the Company from prior sale of shares under the Plan. At the annual meeting, the Company's shareholders are being requested to consider and approve this amendment. The following paragraphs summarize the material features of the Plan, as amended.

Description of the Plan

     The Plan is administered by the Executive Compensation Committee of the Board (the "Committee"), which is required to consist of not less than three nonemployee directors, as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934. The Committee determines the employees of the Company and its subsidiaries who are to be granted Awards, the types of Awards (or combinations thereof) to be granted, the number of shares of Common Stock to be covered by each Award, the terms and conditions of any Award, such as conditions of forfeiture, transfer restrictions, and vesting requirements. The term of the Plan is ten years; no Awards may be granted under the Plan after October 5, 2004.

     The Plan provides that no more than 10 percent of the total shares subject to issuance may be awarded to any one employee. If the amendment is approved, this limitation would be raised to 15 percent. In addition, if the amendment is approved, the maximum number of shares which may be issued under the Plan pursuant to Plan Awards would be 10,000,000 shares plus (i) any shares subject to Awards that have expired unexercised or that are forfeited, canceled, terminated, or settled in cash in lieu of Common Stock (provided that any shares subject to a forfeited or canceled Award may not again be made subject to an Award from a participant who received, directly or indirectly, any of the benefits of ownership of the securities underlying the Award, excluding the right to vote such shares), plus (ii) any shares surrendered to the Company in payment of the exercise price of options or tax withholding obligations or options withheld to pay the exercise price or tax withholding obligations, plus
(iii) the number of shares repurchased by the Company in the open market and otherwise with an aggregate purchase price no greater than the cash proceeds received by the Company from the sale of shares under the Plan.

Types of Awards

     The following types of Awards may be granted under the Plan.

     An "Option" is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100 percent of the fair market value of the stock at the date of the grant. Awards of certain options also may include reload options. A reload option is an option to purchase shares equal to the number of shares of Common Stock delivered in payment of the exercise price (including, in the discretion of the Committee, the number of shares tendered to the Company to satisfy any withholding tax liability arising upon exercise), and is automatically granted upon delivery of the shares without further action by the Committee. A reload option retains the same terms of the original option, including the exercise period; however, the exercise price of the reload option must equal the fair market value of the Company's Common Stock on the date of grant of the reload option.

     A "Stock Appreciation Right" is an Award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of the Company's Common Stock at the time of exercise. Stock appreciation rights may be granted only in tandem with options.

     "Restricted Stock" are shares of Common Stock granted to an employee for no or nominal consideration. Title to the shares passes to the employee at the time of that grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee. In administering the Plan, the Committee has limited the number of shares which could be issued as restricted stock or as performance shares to 600,000 shares. This would be increased, by the Committee, to 1,200,000 shares if the proposed amendment is approved by the Company's shareholders.

     "Performance Shares" are an Award of the right to receive stock or cash of an equivalent value at the end of the specified performance period upon the attainment of specified performance goals.

     An "Other Stock-Based Award" is any other Award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in or otherwise based on Common Stock.

     The Board may at any time amend, discontinue, or terminate the Plan or any part thereof; however, unless otherwise required by law, after shareholder approval, the rights of a participant may not be impaired without the consent of such participant. In addition, without the approval of the Company's shareholders, no amendment may be made which would increase the aggregate number of shares of Common Stock that may be issued under the Plan, change the definition of employees eligible to receive Awards under the Plan, extend the maximum option period under the Plan, decrease the option price of any option to less than 100 percent of the fair market value on the date of grant, or otherwise materially increase the benefits to participants in the Plan.

Federal Tax Consequences

     The following summarizes the consequences of the grant and acquisition of Awards under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

     Options. Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to incentive stock options, participants will not realize income for federal income tax purposes as a result of the exercise of such options. In addition, if Common Stock acquired as a result of the exercise of an incentive stock option is disposed of more than two years after the date the option is granted and more than one year after the date the option was exercised, the entire gain, if any, realized upon disposition of such Common Stock will be treated as capital gain for federal income tax purposes. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant or exercise of an incentive stock option. Exceptions to the general rules apply in the case of a "disqualifying disposition."

     If a participant disposes of shares of Common Stock acquired pursuant to the exercise of an incentive stock option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a "disqualifying disposition." As a result, such a participant would recognize ordinary income and the Company would be entitled to a deduction in the year in which such disposition occurred. The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the option price, or (b) the fair market value of the shares at the time of exercise and minus the option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of incentive stock options may result in an alternative minimum tax liability.

     Reload Stock Options. Participants will recognize no income on the grant of any reload option. On exercise of a reload option, the tax consequences to the participant and the Company are the same as that for a nonqualified stock option.

     Stock Appreciation Rights. Upon the grant of a stock appreciation right, the participant will realize no taxable income and the Company will receive no deduction. A participant will realize income at the time of exercise if the Award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the Award. The Company will receive a deduction of an equal amount in the same year the participant recognized income.

     Restricted Stock. Recipients of shares of restricted stock that are not "transferable" and are subject to "substantial risk of forfeiture" at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price.

     Performance Shares. Participants are not taxed upon the grant of performance shares. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates (subject to withholding) on the amount of cash received and/or the current fair market value of stock received, and the Company will be entitled to a corresponding deduction. The participant's basis in any Performance shares received will be equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

Required Vote for Approval

     The affirmative vote of a majority of the Company's outstanding Common Stock represented and voted at the annual meeting, by person or by proxy, is required to approve the adoption of the amendment to the Plan. While broker nonvotes will not be treated as votes cast on the approval of this Amendment, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the adoption of the amendment to the Plan.

     The Board of Directors recommends a vote "FOR" the approval of the proposed Amendment to the Company's Long-Term Incentive Plan to increase the number of shares available for issuance by 5,000,000 shares, increase the limitation on individual Awards from 10 percent of Plan shares to 15 percent, and authorize the use of certain shares reacquired by the Company for future Plan Awards.

                   PROPOSAL TO APPROVE THE HERMAN MILLER, INC.
               INCENTIVE CASH BONUS PLAN AND MATERIAL TERMS OF THE
                 COMPANY'S PERFORMANCE-BASED COMPENSATION SYSTEM

     On July 21, 1998, the Board of Directors adopted the Herman Miller, Inc. Incentive Cash Bonus Plan (the "Plan"), subject to approval by the Company's shareholders. Since 1997, the Board has utilized an "Economic Valued Added" ("EVA(R)")1 performance measurement system to provide the framework for the Company's incentive compensation plans. The Board has elected to adopt the Plan formally and incorporate the EVA(R) measurement system and related concepts to provide performance-based cash compensation to Plan participants. The following is a description of the Plan, which is qualified in its entirety by reference to the complete text of the Plan set forth in attached Appendix A.

     Purpose. The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder wealth. The Plan is intended to focus performance on long-term continuous improvements in shareholder value. In order to achieve this objective, the targeted improvements in EVA is set above the actual EVA earned for the prior year, thereby requiring further EVA improvements to earn the same level of incentive-based pay. The improvement factor in EVA performance is established by the Board or the Committee for a period of three years. As a result of these features of the Plan, the Board believes that the Plan will foster long-term improvements in shareholder value, not merely near-term gains in reported financial performance.

     Administration. The Plan is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). Subject to the terms of the Plan, the Committee is authorized to establish target bonus thresholds, target improvements in annual EVA(R) growth, and other factors affecting the operation of the Plan. Each year, and based upon the Financial Audit Committee's determination of EVA(R) performance, the Committee is required to certify, in writing, EVA(R) growth or diminution, before any payments to Plan participants may be made. The Committee also has the authority to interpret the Plan and to establish rules and regulations for purposes of administering the Plan.

     Eligibility. Although changes in the Company's EVA(R) provide a means for determining bonus compensation to substantially all of the Company's employees, eligibility for participation in the Plan is designated to include corporate officers, vice presidents, and directors of each of the Company's business units. At present, there are 223 employees who are eligible to participate in the Plan. For fiscal 1998, the aggregate amount of bonus payments to employees that qualify as participants in the Plan was $12.3 million, ($2.0 million to executive officers as a group). Bonus payments to the Named Executives are set forth in the Summary Compensation Table appearing below in this Proxy Statement. If the Plan and the EVA(R) performance system are not approved by the Company's shareholders, the amount of compensation payable to any one of the Company's Named Executives will be limited (when aggregated with other nonperformance-based compensation within the meaning of Section 162(m) of the
Code), to the maximum amount of compensation that would be deductible by the Company as an expense under Section 162 of the Code.

     Description of the Performance Measurement System. The Plan establishes a means of providing performance-based cash compensation to the Company's employees based upon changes in the Company's EVA(R). As defined in the Plan, EVA(R) equals the Company's net operating profit after taxes (NOPAT), less the Company's Capital Charge. NOPAT is defined as the Company's pre-tax profit, as determined from the Company's audited financial statements, and as adjusted by the Committee in a manner consistent with the Herman Miller EVA(R) Management System Technical Manual (the "Manual"). The adjustments are intended to convert the Company's accounting based after-tax profits to an economic basis. The Company's Capital Charge is defined as the Company's cost of capital, multiplied by its aggregate capital (as calculated by the Committee in a manner consistent with the adjustments required in the Manual) The Company's cost of capital is determined by the Committee each year, based upon the Company's prevailing cost of equity and cost of debt. The cost of capital is fixed at the beginning of each Plan year.

     Using these criteria and standards, the Committee establishes a Target Bonus for each participant, expressed as a percentage of base salary, and the target improvement in annual EVA(R) growth ("Expected Improvement"). The



--------
1 EVA(R) is a registered trademark of Stern Stewart & Co.

Expected Improvement is intended to reflect the stock market's expectation of annual EVA(R) growth, based upon the share price of the Company's common stock. A Target Bonus is earned if Expected Improvement is achieved.

     The Plan provides for achievement in excess of or below the Target Bonus, based upon the Bonus Intervals, as established by the Committee. The Upside Bonus Interval is the amount of EVA(R) growth above Expected Improvement that is required to double the Target Bonus. The Downside Bonus Interval (which is the same EVA(R) value differential between the Upside Bonus Interval and the Expected Improvement) represents the EVA(R) growth or diminution below Expected Improvement that would result in no Target Bonus. For instance, if Expected Improvement in annual EVA(R) growth is established at $400,000, and the Upside Bonus Interval is set at $1,000,000, the Company would have to achieve annual EVA(R) growth of $1,000,000 above Expected Improvement for the Target Bonus to double. Conversely, no Target Bonus would be paid if EVA(R) decreased by $600,000 (the $400,000 Expected Improvement less the $1,000,000 interval).

     Bonus calculations resulting from performance above or below the Bonus Intervals can be calculated through simple linear interpolation. For instance, based upon the above example, EVA(R) growth of $800,000 would result in a Target Bonus of 1.4 times the Target Bonus ($400,000 excess EVA(R) growth out of the $1,000,000 excess needed to achieve the Bonus Interval). On the other hand, EVA(R) diminution of $400,000 would result in a bonus of .2 times the Target Bonus ($200,000 above the Downside Bonus Interval). There is no limit on either the upside or downside bonus amount. If the Plan is approved by shareholders, the Board will utilize the EVA(R) measurement system as the performance criteria in determining earned loan repayments under the Company's Key Executive Stock
Purchase Assistance Plan. That plan, previously approved and adopted by the Company's shareholders, permits participants to earn the repayment of loans based upon Company performance.

     Payment of Bonus Amounts. All bonuses earned under the Plan are first subject to a Bonus Reserve prior to payment. Each Plan participant has their own bonus reserve account. The utilization of the reserve is intended to promote management's attention to long-term objectives, ensure that only sustained improvement in EVA(R) is rewarded and facilitate a payment system under which both unlimited upside and downside potential are recognized.

     Bonuses are subject to the reserve account to the extent the Target Bonus is exceeded. If the sum of the bonus earned in a year (plus any amounts in the reserve account from the prior years) exceeds the Target Bonus, the payment for the year is limited to the Target Bonus plus one-third of the reserve account. The remaining two-thirds is required to be left in the bonus account and is subject to reduction if the improvement in EVA(R) is less than the Downside Bonus Interval. If the sum of the bonus earned in a year (plus any amounts in the reserve account from the prior years) is less than the Target Bonus, the entire balance is paid. Similarly, if a negative balance exists in a bonus reserve account, it must be earned back before any bonus is paid.

     A Plan participant's Target Bonus may be subject to the Expected Improvement for the Company only, or, at the discretion of the Committee, may be subject to Expected Improvement in EVA(R) growth for a particular division, operation or subsidiary, combined with overall Company EVA(R) growth.

     Termination or Amendment of the Plan. The Board may amend, discontinue or terminate the Plan at any time; however, no amendment, discontinuance or termination may alter or otherwise affect any amounts held in a bonus reserve account or affect bonuses earned through the date of termination. In addition, without the prior approval of the Company's shareholders, no amendment to the Plan may be made that would replace the EVA(R) performance measurement system for determining bonuses under the Plan. The Board or Committee would, however, retain the authority to adjust and establish targeted EVA(R) performance, Bonus Intervals and other criteria utilized in the EVA(R) performance measurement system.

     Federal Tax Consequences. The following summarizes the consequences of the achievement of earned bonuses and payment of bonuses under the Plan for federal income tax purposes, based upon management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed, and may vary from locality to locality.

     Based upon the terms and conditions of the Plan, Plan participants will not recognize any compensation at the time a bonus amount is determined. Upon payment of a bonus from a bonus reserve account, a participant will recognize ordinary income in the amount of the bonus paid. Any bonuses held in the reserve account will not be recognized as ordinary income until paid. The Company will be entitled to a deduction in the year in which a Plan participant recognizes ordinary income under the Plan.

     Required Vote for Approval. The affirmative vote of a majority of the Company's Common Stock voted at the Annual Meeting, by person or by proxy, is required to approve the Plan and the EVA(R) performance system. Broker nonvotes and abstentions will not be counted as votes cast on this proposal. Since a majority of the votes cast is required for approval, any negative votes will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the Plan.

     The Board of Directors recommends a vote FOR the approval of the proposed Plan and the adoption of the EVA(R) performance system.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending May 29, 1999. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

     Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Board of Directors.

     The  Board  of  Directors  recommends  a vote FOR the  ratification  of the
appointment  of  Arthur  Andersen  LLP  as  the  Company's   independent  public
accountants.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     On August 3, 1998, the Company had _______ shares of Common Stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of Common Stock registered in their names at the close of business on August 3, 1998, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the Company's transfer agent. As of August 3, 1998, no person was known by management to be the beneficial owner of more than 5 percent of the Company's Common Stock.


                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION

     Security Ownership of Management. The following table shows, as of August 3, 1998, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.


                                            Amount and Nature
             Named Executive            of Beneficial Ownership(1)           Percent of Class(3)
         Michael A. Volkema

         Andrew C. McGregor

         Brian C. Walker

         Christopher A. Norman

         Robert I. Frey

         All executive officers and directors
         as a group (23 persons)(2)

     (1) Includes the following numbers of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema - 164,300; Mr. McGregor - 74,404; Mr. Walker - 83,843; Mr. Norman - 81,730; and Mr. Frey - 68,000. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema - _____; Mr. McGregor - _____; Mr. Walker - _____; Mr. Norman - _____; and Mr. Frey
          - _____.
  (2) Included in this number are _____ shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
  (3) Calculated based on the number of shares outstanding plus the option shares referred to in notes (1) and (2) above.

     The Board of Directors. The information in the following table relating to each nominee's and director's age, principal occupation or employment for the past five years, and beneficial ownership of shares of Common Stock as of August 3, 1998, has been furnished to the Company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.


                                                                          Year First
                                                                           Became a          Shares        Percent of
            Name and Principal Occupation                    Age           Director         Owned(1)        Class(2)

Nominees for Election as Directors for Terms to Expire in 2001

C. William Pollard                                           60              1985                    (3)
   Chairman of the Board, The ServiceMaster Company
         (Management and Consumer Services for Health
         Care, Industrial, and Educational Facilities)

Dorothy A. Terrell                                           53              1997
    Since February 1998-President,
         Service Group, Senior Vice President Operations,
         Natural Micro Systems, Inc.
    August 1991 to September 1997-President,
         Sun Express, Inc., Sun Micro System, Inc.

Dr. E. David Crockett                                        62              1982
   Since November 1992--Chairman of the Board,
         Cornerstone Imaging, Inc. (Document Image
         Processing)
   Since May 1991--General Partner, Aspen Ventures
         (Venture Capitalists)

Michael A. Volkema                                           42              1995                    (4)
   Since July 1995- Chief Executive Officer, Herman
         Miller, Inc.
   Since May 1995- President, Herman Miller, Inc.
   From February 1995 to May 1995- President and Chief
         Executive Officer, Coro, Inc. (a subsidiary of
         Herman Miller, Inc.)
   From May 1993 to September 1994- Chairman of the
         Board, Meridian, Inc. (a subsidiary of Herman
         Miller, Inc.)

Nominee for Election as Director for Term to Expire in 2000:

David L. Nelson                                              68              1972                    (5)
   Since October 1995--Chairman of the Board,
         Herman Miller, Inc.
   From  January  1994--Vice President, Customer Support,
         America's Region, Asea, Brown, Boveri, Inc.
   Prior to January 1994--Vice President, Customer
         Satisfaction, Industry Segment, Asea, Brown,
         Boveri, Inc. (Electronics Manufacturer)

                                                                          Year First
                                                                           Became a          Shares        Percent of
            Name and Principal Occupation                    Age           Director         Owned(1)        Class(2)
Directors Whose Terms Expire in 1999:

J. Harold Chandler                                           49              1995
   Since November 1993--Chairman, President and Chief
         Executive Officer, Provident Companies, Inc.
   From June 1993 to November 1993--President,
         MidAtlantic NationsBank and Maryland National
         Corporation
   From January 1992 to June 1993--President,
         NationsBank/Washington, D.C., Maryland, and N.
         Virginia

William K. Brehm                                             69              1991
   Chairman of the Board, SRA International, Inc.
         (Systems Integrator and Information Technology
         Consulting)

Brian Griffiths, Lord Griffiths of Fforestfach               56              1991
   Since 1990--International Advisor, Goldman Sachs
         International Limited (International Investment
         Banking Firm)

Directors Whose Terms Expire in 2000

Ruth Alkema Reister                                          62              1985                    (6)
   Private Investments and Civic and Charitable Activities

Richard H. Ruch                                              68              1986                    (7)
   From July 1995 to October 1995--Chairman of the Board,
         Herman Miller, Inc.
   From April 1992 to July 1995--Vice Chairman of the
         Board, Herman Miller, Inc.

James R. Carreker                                            51              1997
   Since October 1995-Chairman of the Board and CEO
         of Aspect Telecommunications Corp.
   From August 1985-October 1995-President and CEO
         of Aspect Telecommunications Corp.

     (1) Shares shown for each director who is not an officer of the Company include 116,000 shares for Mr. Nelson; 36,000 shares for Mr. Crockett, and Ms. Reister; 42,000 shares for Mr. Griffiths; and 6,000 shares for Messrs. Pollard and Carreker, with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days.
     (2) Percentages are calculated based upon shares outstanding, plus shares which the director has the right to acquire under stock options exercisable within 60 days.
     (3) Includes 1,612 shares owned of record and beneficially by Mr. Pollard's wife. Mr. Pollard disclaims beneficial ownership of these shares.
     (4) Includes 164,3000 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and _____ shares of restricted stock which are subject to forfeiture under certain conditions.
     (5) Shares are owned jointly by Mr. Nelson and his wife. Includes 4,800 shares owned of record and beneficially by Mr. Nelson's wife, with respect to which Mr. Nelson disclaims beneficial ownership.
     (6) Includes 2,400 shares owned by Mrs. Resister's husband. Mrs. Reister disclaims beneficial ownership of these shares.
     (7) Includes 12,000 shares with respect to which Mr. Ruch has a right to acquire beneficial ownership under options exercisable within 60 days. In addition, Mr. Ruch's wife owns 9,800 shares to which Mr. Ruch disclaims beneficial ownership and a Ruch Family Foundation Charitable Trust owns 21,838 shares to which Mr. Ruch disclaims beneficial ownership.

     Mr. Carreker also is a director of Aspect Telecommunication Corporation. Mr. Chandler is also a director of Provident Companies, Inc., AmSouth Bancorporation and Storage Technology Corp. Mr. Crockett also is a director of Cornerstone Imaging, Inc., and Metatec Corporation. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Nelson also is a director and trustee of Cardinal Fund, Inc. Mr. Pollard also is a director of The ServiceMaster Company and Provident Companies, Inc. Ms. Terrell also is a director of General Mills, Inc. and Sears, Roebuck & Co.

     The Board of Directors held five meetings during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

     Financial Audit Committee. The Company has a Financial Audit Committee comprised of Richard H. Ruch (chair) and Dr. E. David Crockett (vice chair). The Financial Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee approves fees paid for audit and nonaudit services by the independent public accountants. The committee also reviews the activities of the Company's internal auditors, determines EVA(R) performance each year, and reviews and recommends to the Board issues concerning the Company's dividend policies, capital expenditures, welfare benefits plans, and other related financial matters. The committee met ____ times during the last fiscal year.

     Executive Compensation Committee. The Company has an Executive Compensation Committee, comprised of J. Harold Chandler (chair), James R. Carreker, and Dorothy A. Terrell. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the Company's Chairman, Vice Chairman, and Chief Executive Officer, and acts as the administrative committee for the Company's employee stock option and long term incentive plans. The committee met ______ times during the last fiscal year.

     Nominating  Committee.  The Company has a Nominating Committee comprised of
C. William Pollard (chair) and William K. Brehm. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee's qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met ____ times during the last fiscal year.

     Executive Committee. The Company has an Executive Committee comprised of David L. Nelson (chair), William K. Brehm, C. William Pollard, Richard H. Ruch, and Michael A. Volkema. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the Company (except as limited by law or the Company's Bylaws), and is delegated certain assignments and functions by the Board of Directors. The Committee met _____ times during the last fiscal year.

             COMPENSATION OF BOARD MEMBERS AND NONEMPLOYEE OFFICERS

     The Company pays directors' fees to nonemployee directors at the rate of $32,500 per year, plus $1,000 per regular meeting and $1,500 per special committee meeting held at a time other than at the time of a Board meeting, and $750 per committee meeting held by video or teleconference. Directors may elect to receive a share grant, having a market value equal to the cash retainer, up to 100% of the retainer. If a share grant is selected, the director will receive a cash stipend of 25% of the value of the shares granted. No other amounts are payable for service on committees of the Board or for any other assignments that may be undertaken by a director as a director.

     In 1997, the Board established Director Stock Ownership Guidelines. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, each director is expected to reach a minimum level of share ownership which as a value equivalent to six (6) times the annual retainer fee of $32,500 or a minimum total ownership valued at $195,000.

     Mr. Nelson became the Chairman of the Board on October 30, 1995. For the 12 month period ending October 1998, Mr. Nelson agreed to devote at least 80 percent of his business time to the Board of Directors for the payment of $250,000 plus director fees, and an annual library allowance of $1,500. In addition, he will receive an annual benefit package of $10,000.

     The Company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the Company or its subsidiaries are granted options to purchase shares of the Company's Common Stock. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the Company's Common Stock already owned by the optionee, or a combination of shares and cash. This Plan also provides for the grant of reload options, which allows optionees to purchase shares equal to the number of shares of Common Stock delivered in payment of the exercise price (and any corresponding tax liability). As a result, reload options may be granted automatically without any further action by the Board or the Company. A reload option contains the same terms as the original option except that the exercise price is required to equal the fair market value of the Company's stock at the date of grant of the reload option.

     In recent years, the grant of options was done annually in February of each year. However, the Board has elected to adjust the grant date to July, consistent with the timing of option grants to employees, subject to Board approval of any annual option awards. Accordingly, during fiscal 1998, no options were granted to nonemployee officers and directors. Reload options providing for the purchase of 56,498 shares were granted automatically during fiscal 1998, each at an exercise price of $32.50.

                     EXECUTIVE COMPENSATION COMMITTEE REPORT

General

     The Company has long recognized the importance of a well-founded executive compensation program and the role it plays in achieving the Company's short- and long-term objectives of promoting superior corporate performance, creating shareholder value, and maintaining fairness and relative equity in the compensation of and between its executives and all other employee-owners. The Executive Compensation Committee of the Board of Directors, which comprises three nonemployee directors, was established over 20 years ago to provide an ongoing review of the executive compensation program to ensure that it is structured and administered to support the Company's mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the Company's Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the Committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the Company's business units. The Company's Chief Executive Officer establishes the base salary of the Company's other executive officers.

Compensation Philosophy

     The Company's compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders and customers. Consistent with this philosophy, an Economic Value Added ("EVA"(R)) performance measurement and incentive compensation system has been created and implemented. This system, which is an internal measurement of operating and financial performance, has been shown by extensive independent market research to more closely correlate with shareholder value than any other performance measure.

     Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the Company's business units were linked to the EVA concept. Under the terms of the EVA performance system, focus is shifted from budget performance to long-term continuous improvements in shareholder value. Each year, the EVA target is raised over the actual EVA earned the prior year by an improvement factor so that higher EVA targets must be attained in order to earn the same level of incentive pay. This improvement factor is established by the Board of Directors for a period of three years. This year the Company's shareholders are being asked to approve the

Company's Incentive Cash Bonus Plan which utilizes this EVA performance measurement system to determine the amount of annual cash bonus compensation. A detailed description of this EVA based incentive compensation system is included in that proposal.

     The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company's return on capital investments relative to its cost of capital, will be a more effective means of evaluating and rewarding management performance. The Committee believes the adoption of the EVA measurement system is consistent with its objective of endorsing an executive compensation program designed to:

       - Link a material portion of annual compensation directly to operating performance.
       -   Promote achievement of long-term strategic goals and objectives.
       - Align the interests of executives with the long-term interests of the shareholders.
       -   Attract, motivate, and retain executives of outstanding ability.

     Executive Stock Ownership Requirements. The Board of Directors believes that significant stock ownership by management is of critical importance to the ongoing success of the Company since it closely links the interests of management and Company shareholders. To emphasize this, the Board adopted stock ownership requirements for approximately 170 executives, including all officers. Under these requirements, the CEO must own shares of Company stock which have an aggregate value of at least twelve (12) times his base salary. The other executives must own shares with an aggregate value of between one (1) and six
(6) times their base salaries. All participants must achieve their ownership requirement over a five to ten year period. The level of ownership and attainment period is determined by the executive's responsibility level and corresponding management position within the Company. Ownership for the purposes of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401(k) and deferred compensation accounts for his/her benefit. Stock options are not included in the calculation of an executive's total ownership.

     The Company has several equity-based compensation plans which serve as tools to assist executives in attaining their required levels of ownership. These plans include (1) the 1994 Long-Term Incentive Plan, under which stock options, restricted stock, reload options and other equity instruments may be granted, and (2) the 1994 Key Executive Stock Purchase Assistance Plan, which authorizes the Executive Compensation Committee to extend loans to selected executives to acquire shares of Company stock. Under the later plan, executives can earn repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. Both of these plans have previously been approved by the Company's shareholders.

     In addition to these plans, the Company has a Key Executive Deferred Compensation Plan whereby executives can elect to defer a portion of the EVA cash bonus and have it denominated in Company stock. For 1998 the Company also provided an incentive in the form of a premium denominated in Herman Miller common shares equal to 30 percent of the amount deferred up to a maximum of 50 percent of the cash bonus. Each year the Committee may adjust the premium percentage and the maximum amount of the deferral that is subject to the premium. The Committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the Company. Sixteen executives were elected to participate in this program for fiscal 1998 and deferred $2.3 million, which was invested in Company stock and received a premium totaling $650,000, which was also invested in Company stock.

     An executive's level of participation in each of these plans is directly related to the level of his or her ownership requirements. These plans have been designed and are intended to be used by executives to attain their required ownership levels and to build additional ownership. Failure by an executive to use the plans as tools to build their stock ownership may result in his or her reduced participation or withdrawal from further participation in the plans.

     During the past 4 years, executives have increased their ownership by 1.57 million shares as a result of their participation in these plans. Approximately 749,000 shares have been acquired by the exercise of options, 634,000 through the Stock Purchase Assistance Plan, and 187,000 through the Deferred Compensation Plan.

     In addition to the foregoing plans, stock ownership is also made available to all the Company's employees through the Employee Stock Purchase Plan and various Employee Ownership and Profit Sharing Plans.

Company Performance and Executive Compensation

     The salaries of the Company's Chief Executive Officer and other executives are established on a performance-based evaluation system. Each executive officer's performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This review considers the employee's overall performance relative to the achievement of corporate objectives as well as individual contributions and achievements. This same evaluation system is applied to the Company's Chief Executive Officer by this committee.

     The Company's EVA measurement system provides the basis for determining the award of both annual stock options and the formula for awarding cash incentive bonuses. As discussed earlier, the Herman Miller EVA Incentive Compensation Plan is intended to more closely link incentive awards to the creation of shareholder wealth and to promote a culture of performance and ownership. The Executive Compensation Committee approves an expected annual improvement in EVA for which a target bonus is paid for attaining performance which matches the annual planned improvement factor that has been established for a 3 year period by the Board of Directors. For the Company's Chief Executive Officer and other executives, the EVA plan is intended to motivate growth above the expected annual improvement in EVA with a straight line payoff profile offering a cash bonus award that has a unlimited upside potential, as well as unlimited downside potential. The potential for suffering a negative bonus is made possible because annual bonus awards are not fully paid out but instead are banked forward and put at risk with their full payout contingent upon continued successful performance.

     The Executive Compensation Committee also authorizes the grant of stock options to employees of the Company, including executive officers. Under the EVA program, the Committee initially approves a target option grant which is then multiplied by the same bonus multiple that is applied to the target cash bonus. However, executives are limited by an upside potential of two times the target option grant and on the downside by a zero grant.

     During fiscal 1998 Mr. Michael A. Volkema, the Company's Chief Executive Officer, earned a base salary and cash bonus of $367,000, and $465,658, respectively, representing total cash compensation of $832,658. In addition, under the Key Executive Deferred Compensation Plan, Mr. Volkema elected to defer 50 percent of his EVA cash bonus denominated in Herman Miller Common Stock. Mr. Volkema received a premium also denominated in Herman Miller Common Stock equal to _____ shares which vests over a three year period.

     In July 1997 Mr. Volkema was also awarded a stock option grant of 80,000 shares representing a multiple of two times his target option of 40,000. The Committee believes that the significant ownership position created by these actions will more closely align Mr. Volkema's interests with those of the shareholders. The size of the equity based compensation awards and the cash compensation reflect the Committee's evaluation and recognition of Mr. Volkema's contribution to the significant accomplishments and successes achieved by the Company in fiscal 1998.

     The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the Company's CEO and the other four most highly paid executives. Certain compensation that qualifies as "performance-based" under IRS guidelines is not subject to this limit. Stock options granted under the Company's Long- Term Incentive Plan, as well as compensation earned under the Company's 1994 Key Executive Stock Purchase Assistance Plan, are designed to qualify as performance-based compensation, thereby permitting the Company to deduct the related expenses. Moreover, subject to shareholder approval of the Company's Incentive Cash Bonus Plan, amounts paid under that plan are intended to qualify as performance-based compensation.

         J. Harold Chandler (Chair)
         James R. Carreker
         Dorothy A. Terrell

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended May 30, 1998, May 31, 1997, and June 1, 1996.


                                          Annual Compensation                      Long Term Compensation
                                                                               Awards                 Payouts
                                                                                      Securities
                                                                    Restricted Stock  Underlying       LTIP           All Other
      Name and Principal          Year   Salary(1) Bonus(2)  Other     Awards        Options/SARs    Payouts(4)    Compensation(5)
           Position                         ($)      ($)      ($)       ($)            (#)(3)          ($)              ($)
Michael A. Volkema,               1998   367,000   465,658    -0-        -0-           80,000                          5,643
 President & Chief Executive      1997   352,900   316,783    -0-        -0-           80,000        631,765           4,199
 Officer                          1996   357,771   274,269    -0-    1,435,000(6)      80,000        592,745           2,718

Andrew C. McGregor,               1998   220,000   189,300    -0-        -0-           40,000                          9,598
 Executive Vice President,        1997   205,000   129,261   84,145    108,375(7)      40,000        125,329           7,433
 President Herman Miller          1996   194,923   185,317    -0-        -0-           48,000        125,652           6,099
Choices

Brian C. Walker.                  1998   210,000   183,964    -0-        -0-           40,000                          6,648
  Executive Vice President, Chief 1997   195,000   122,860    -0-      108,375(6)      40,000        126,092           4,724
  Financial Officer and Treasurer 1996   137,307   128,024    -0-        -0-           48,000        122,035           2,837

Christopher A, Norman,            1998   213,079   174,444    -0-        -0-           40,000                          7,759
 Executive Vice President,        1997   205,000   109,793    -0-      108,375(6)      20,000         91,732           5,774
 Information Services and Chief   1996   207,692   180,930    -0-        -0-           24,000         91,966           4,551
 Information Officer

Robert I. Frey,(8)                1998   205,000   129,729    -0-        -0-           40,000                          3,002
 Executive Vice President,        1997   115,384    56,153    -0-        -0-           40,000        110,399            -0-
 Herman Miller International      1996     -0-       -0-      -0-        -0-            -0-            -0-              -0-

     (1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 52 weeks of compensation for all three years, consistent with the Company's fiscal year.
     (2) Represents amounts earned under the Company's Earned Share Bonus Plan and Executive Incentive Plan, but excludes amounts foregone at the election of the Named Executives and payable in shares of the Company's Common Stock under the Key Executive Deferred Compensation Plan, as reported in the Long-Term Incentive Plan table.
     (3) The options reflected as being granted in fiscal 1997 and 1998 were awarded in the following fiscal year but relate to fiscal 1997 and 1998 performance, respectively.
     (4) Represents amounts earned under the Company's Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.
     (5) Includes amounts attributable during fiscal 1998 to benefit plans of the Company as follows: (a) amounts contributed by the Company pursuant to the Company's profit sharing plan for the account of Messrs. Volkema, McGregor, Walker, Norman, and Frey were $5,643; $8,464; $6,348; $7,759; and $3,002, respectively; and (b) payments by the Company in fiscal 1998 of premiums for life insurance for the benefit of Mr. McGregor was $ _____.
     (6) This amount represents the value of 120,000 and 80,000 shares of the Company's Common Stock (based on the closing price on the date of grant of $6.625 and $8.00 per share, respectively) granted to Mr. Volkema under the terms of two Incentive Share Grant Agreements. Mr. Volkema elected to use 28 percent of his grants to pay his federal taxes on these grants which resulted in his receipt (net of taxes) of 86,400 and 57,600 shares, respectively. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five- or six-year period. The minimum annual rate of vesting is 10% of the total shares granted during the first five years following the date of grant, with the balance vesting at the end of the sixth year (fiscal 2001 and 2002, respectively). The rate of vesting may be accelerated if certain corporate performance goals are achieved, which would permit full vesting not earlier than fiscal 2000 and 2001, respectively. Dividends are payable on the restricted shares at the same rate as dividends on the Company's Common Stock. At May 30, 1998, the value of the _____ restricted shares held by Mr. Volkema based on the closing price of the Company's Common Stock on that date ($27.6875 per share) equaled $ _____.

     (7) The amount represents the value of 6,000 shares of the Company's Common Stock (based on the closing price on the date of grant of $18.0625) granted to Mr. McGregor, Mr. Norman and Mr. Walker under the terms of their respective Share Grant Agreements. Each elected to use 45% of the grant to pay federal and state taxes, which resulted in a net receipt of 3,300 shares to each participant. The shares are subject to the same provisions described in footnote (5) above. Full vesting would occur not earlier than fiscal 2002 and no later than fiscal 2003. At May 30, 1998, the value of each participant's 3,300 restricted shares based on the closing price of the Company's Common Stock on that date ($27.6875 per share) equaled $ _____.
     (8)  Mr. Frey's employment with the Company began in November 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted to the Named Executives during the year ended May 30, 1998.

                                                     Percentage of
                                                     Total Options
                                    Number of         Granted to           Exercise or                        Grant Date
                                   Securities        Employees in          Base Price       Expiration         Present
       Name                        Underlying         Fiscal Year         (per share)(3)        Date           Value(3)
                                    Options/
                                    Granted
Michael A. Volkema                 80,000(1)            5.21%              $19.88            7/08/07          $464,472
                                   38,336(2)            2.50%              $25.81            5/17/05          $289,874
                                   45,964(2)            2.99%              $25.81            5/15/06          $347,552
Andrew C. McGregor                 40,000(1)            2.61%              $19.88            7/08/07          $232,236
                                   22,222(2)            1.45%              $32.50            5/17/05          $207,353
                                   22,136(2)            1.44%              $25.81            5/15/06          $167,379
Brian C. Walker                    40,000(1)            2.61%              $19.88            7/08/07          $232,236
                                   26,010(2)            1.69%              $25.81            7/10/05          $196,672
                                   17,822(2)            1.16%              $25.81            5/15/06          $134,759
Christopher A. Norman              40,000(1)            2.61%              $19.88            7/08/07          $232,236
                                   15,720(2)            1.02%              $25.81            5/17/05          $118,865
                                   26,010(2)            1.69%              $25.81            5/15/06          $196,672
Robert I. Frey                     40,000(1)            2.61%              $19.88            7/08/07          $232,236

     (1) Indicates number of shares that may be purchased pursuant to options granted under the Company's 1994 Long- Term Incentive Plan. The Company granted options on July 8, 1997, October 1, 1997, January 20, 1998, and March 17, 1998, totaling 1,089,000, 13,000, 46,226, and
          7,950 shares, respectively, to eligible employees to the Company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.
     (2) Reflects options granted automatically as part of the Company's reload program which grants reload options when an employee exercises options by trading in already owned shares. The employees received new options equal to the shares that were traded in. The reload options retain the expiration date of the original option but the exercise price equals the fair market value of the Company's Common stock on the date of grant of the reload option.
     (3) The exercise price equals the prevailing market price of the Company's common stock on the date of grant. The exercise price may be paid in cash or by delivery of previously owned shares, or a combination of cash and previously owned shares.
     (4) For the options expiring on May 17, 2005, July 10, 2005, May 15, 2006, and July 8, 2007, the values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of .3404, (b) risk free rate of return of 6.1%, 6.1%, 6.1%, and 6.03%, respectively, (c) a cash dividend yield of

          .5%, and (d) an expected time of three years to exercise. The actual value, if any, of the options granted is dependant upon the market values of the Company's common stock subsequent to the date the options become exercisable.

   AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1998 AND YEAR END OPTION VALUES

     The following table provides information on the exercise of stock options during fiscal 1998 by the Named Executives and the number and value of unexercised options at May 30, 1998.

                                                              Number of Securities                Value of Unexercised
                                                              Underlying Unexercised               In the Money Options
                                                              Options at May 30, 1998               at May 30, 1998(2)
                               Shares
                              Acquired
                                 on            Value
       Name                   Exercise      Realized(1)     Exercisable      Unexercisable      Exercisable       Unexercisable
Michael A. Volkema            160,000       $ 3,070,000       80,000            84,300         $  625,000         $158,063

Andrew C. McGregor            136,612         2,968,177       75,388            22,136          1,089,264          41,505

Brian C. Walker                88,000         1,640,000       40,000            43,832            312,500          82,185

Christopher A. Norman         133,400         2,437,123       40,000            41,730            312,500          78,244

Robert I. Frey                  -0-               -0-         68,000              -0-             779,750           -0-

     (1) Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
     (2) Values are based on the difference between the closing price of the Company's Common Stock on May 30, 1998 ($27.6875) and the exercise prices of the options.



              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

              Name                            Number of               Performance
                                             Shares, units              or other
                                               or other               period until
                                             rights (#) (1)            maturation
                                                                      or payout(2)
         Michael A. Volkema                                             3 years
         Andrew C. McGregor                                             3 years
         Brian C. Walker                                                3 years
         Christopher A. Norman                                          3 years
         Robert I. Frey                                                 3 years

     (1) Represents the number of units credited to an employee's account under the terms of the Company's Key Executive Deferred Compensation Plan (the "Plan"). Under the terms of the Plan, participants may elect to defer all or a portion of their EVA cash incentive. Deferred amounts are credited in stock units, based on the value of the Company's stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of the Company's Common Stock. Includes the following number of units credited to each of the Named Executives premium account, as described in footnote (2):
          Michael A. Volkema - _________; Andrew C. McGregor - ___________; Christopher A. Norman - ___________; Brian C. Walker - _________; and Robert I. Frey - ____________.

     (2) Each year the Company's Executive Compensation Committee establishes the maximum percentage of EVA cash bonus that may be deferred, the maximum amount of EVA cash incentive which may be subject to a premium percentage, and the amount of the premium percentage. For fiscal 1998, the maximum percentage of EVA bonus that is subject to a premium percentage was 50%, and the premium percentage was established at 30%. Stock units credited to a participant's account due to the premium percentage are credited to a separate premium account, which vests at the rate of 33-1/3%, beginning on the first anniversary of the deferral, and each anniversary thereafter, provided that the participant is an employee of the Company. The plan allows for accelerated vesting in the event of a participant's death, disability, retirement or termination due to a change in control, as defined in the Company's Plan for Severance Compensation After Hostile Takeover, as amended and restated.

                               PENSION PLAN TABLE

     The following table sets forth the estimated annual benefits payable upon normal retirement at age 65, on May 30, 1998, to persons in specified compensation and years of service classifications under the Company's Retirement Income Plan. Projected benefits are computed on a straight line annuity basis, and such benefits are in addition to any amounts which may be received under the Social Security Act. Under current tax rates, annual benefits payable at retirement may not exceed $130,000.

                                                                     Years of Benefit Service(2)

         Average Annual
         Compensation(1)                  20                25                  30               35               40
                                      ---------          --------            --------         --------         -----
         $150,000................      52,277            65,346               78,415            91,484          104,553
         $180,000................      63,377            79,221               95,065           110,909          126,753
         $210,000................      74,477            93,096              111,715           130,334          148,953
         $240,000................      85,577           106,971              128,365           149,759          171,153
         $270,000................      96,677           120,846              145,015           169,184          193,353
         $300,000................     107,777           134,721              161,665           188,609          215,553

     (1) Average annual compensation is determined under the Retirement Income Plan by the average of the five highest consecutive years of annual compensation (the amounts included under the columns "Salary" and "Bonus" in the Summary Compensation Table) during the last ten years of employment, subject to a maximum of $160,000 for fiscal 1998.
     (2) The Named Executives have credited years of service and "average annual compensation" under the Retirement Income Plan as follows:
          Michael A. Volkema, 3 years - $ ______, Andrew C. McGregor, 23 years - $ _____, Brian C. Walker, 9 years - $ ______, Christopher A. Norman, 19 years - $ _______, Robert I. Frey 1 year - $ _______.



                               OTHER ARRANGEMENTS

     The Company maintains a Salary Continuation Plan, which provides that an officer's base salary (as shown in the "Salary" column of the Summary Compensation Table) will be continued for twelve months after termination of the officer's employment. Under this plan, benefits terminate if the officer performs services for a competitor of the Company, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with that of the cumulative total return of the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index for the five year period ended May 30, 1998. The following information is based on an annual investment of $100, on May 28, 1993, in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index, with dividends reinvested.

Total Shareholder Return Herman Miller, Inc.
















                             1993            1994           1995           1996            1997           1998
NASD Non-Financial           100             103            123            180             195            244
S&P 500 Index                100             104            125            161             208            272
Herman Miller, Inc.          100              99             89            128             299            465

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's directors and officers, as well as any person holding more than 10 percent of its Common Stock, are required to report initial statements of ownership of the Company's securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year, except for one late report, each, filed by Gary VanSpronson, Gene Miyamoto, and James DeBoer, each covering one transaction.

                   SHAREHOLDER PROPOSALS--1999 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the next annual meeting of the Company must be received by the Company at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 not later than April ___, 1999, if the shareholder wishes the proposal to be included in the Company's proxy materials relating to the meeting.

     In addition, the Company's Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the Company's proxy materials. A copy of the Company's Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

                                  MISCELLANEOUS

     If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the Company without additional compensation. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

     The annual report of the Company for the fiscal year ended May 30, 1998, including financial statements, is being mailed to shareholders with this proxy statement.

     Shareholders are urged to date and sign the enclosed proxy and return it promptly to the Company in the enclosed envelope.

     Questions related to your holdings can be directed as follows:

          First Chicago Trust Company of New York
          PO Box 2500
          Jersey City, NJ  07303-2500
          Phone:  1 800 446 2617

By Order of the Board of Directors
James N. De Boer, Jr., Secretary of the Board
August ____, 1998.

Herman Miller, Inc.

By signing this card, the shareholders appoints Richard H. Ruch, Michael A. Volkema, and David L. Nelson and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. ("the company") held of record by the undersigned on August 3, 1998, at the Annual Meeting of Shareholders to be held at the Zeeland High School Performing Arts Center, 3333 - 96th Avenue, Zeeland, Michigan on Tuesday, September 29, 1998, at 4:00 p.m. (E.D.T.) and at the adjournment thereof.

Election of four directors, each for a term of three years. Nominees: C. William Pollard, Dorothy A. Terrell, Dr. E. David Crockett, and Michael A. Volkema.

Election of one director, for a term of two years.  Nominee: David L. Nelson.

The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares "FOR" the nominees and "FOR" the proposals.

All shares votable hereby and the undersigned includes shares, if any, held for my account in the Company's Employee Stock Ownership Plan and Employee Stock Purchase Plan.

Please mark
your vote as
in this example

           This proxy is solicited on behalf of the Board of Directors

1. Election of Directors as   For                                          For                                         For
   listed on reverse side                  2. Proposal to increase the                3. Proposal to amend the
   For except vote withheld   Withheld         authorized Common Stock     Against       Company's Long-Term           Against
   from the following                          to 240,000,000 shares                     Incentive Plan
   nominees:                                                               Abstain                                     Abstain


4. Proposal to adopt the      For          5.  Proposal to ratify the      For        6. At their discretion, the Proxies are
   Company's Incentive                         appointment of Arthur                     authorized to vote upon such other business
   Cash Bonus Plan            Against          Anderson LLP as             Against       as may properly come before the meeting
                                               Independent auditors for                  or adjournment thereof
                              Abstain          the year ending May 29,     Abstain
                                               1999



                                                              Signature___________________________________________

                                                              Title if required__________________ Date_____/_____/_____

                                                              Signature___________________________________________

                                                              Title if required__________________ Date_____/_____/_____

                                                              Please sign  exactly as name  appears  hereon.  Joint owners should  each  sign.  When  signing  as  attorney,  executor, administrator,  trustee, or guardian, please give full title as such.

                            o FOLD AND DETACH HERE o

Please mark the boxes on the above proxy to indicate how you wish your shares to be voted.
SIGN AND DATE THE PROXY, DETACH IT, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.
We must receive your vote before the Annual Meeting of Shareholders on September 29, 1998.